Exhibit 10.51

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) made and entered into this 13th day of August, 2013, by and between RADNOR PROPERTIES- SDC, L.P., hereinafter referred to as “Landlord” and QLIKTECH INC., hereinafter referred to as “Tenant”.

WHEREAS, Landlord leased certain premises consisting of 39,206 rentable square feet of space commonly referred to as Suites 200,220 (“Original Premises”) and E120 and E300 (“Additional Premises”) collectively hereinafter referred to as “Existing Premises” located at 150 Radnor-Chester Road, Radnor, Pennsylvania 19087 pursuant to that certain Lease dated November 15, 2005 (“Original Lease”) as amended by First Amendment to Lease dated March 13, 2009 (“First Amendment”) a Second Amendment to Lease dated November 25, 2010 (“Second Amendment”) and a Third Amendment to Lease dated June 30, 2011 (“Third Amendment”), hereinafter collectively referred to as “Lease,” the Existing Premises being more particularly described therein; and

WHEREAS, Landlord and Tenant wish to amend the Lease as set forth in this Fourth Amendment;

NOW, THEREFORE, in consideration of these present and the agreement of each other, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1. Incorporation of Recitals. The recitals set forth above, the Lease referred to therein and the exhibits attached hereto are hereby incorporated herein by reference as if set forth in full in the body of this Fourth Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2. Lease of Fourth Amendment Additional Premises. The Lease is hereby amended to provide that Landlord hereby demises and lets unto Tenant, and Tenant hereby leases and hires from Landlord, all that certain space located on the first floor in the Building, containing approximately 4,214 rentable square feet (“Fourth Amendment Additional Premises”), as shown on Exhibit “A” attached hereto and made a part hereof. It is the mutual intention of Landlord and Tenant that the Fourth Amendment Additional Premises shall be leased to and occupied by Tenant on and subject to all of the terms, covenants and conditions of the Lease, except as otherwise expressly provided to the contrary in this Fourth Amendment, and to that end, Landlord and Tenant hereby agree that from and after the Fourth Amendment Additional Premises Commencement Date (as hereinafter defined) the word “Premises”, as defined in the Lease, shall mean and include both the Existing Premises and the Fourth Amendment Additional Premises, containing a total of 43,420 rentable square feet, unless the context otherwise requires. Tenant’s Share of Recognized Expenses shall be 12.76% (43,420/340,380).

3. Term. The Fourth Amendment Additional Premises term of the Lease (“Fourth Amendment Additional Premises Term”) shall commence (“Fourth Amendment Additional Premises Commencement Date”) on August 1, 2013. Tenant shall be permitted access to the Fourth Amendment Additional Premises from and after July 15, 2013, through the Fourth Amendment Additional Premises Commencement Date for installation of Tenant’s furniture and voice/data cabling. The Fourth Amendment Additional Premises Term shall expire on October 31, 2021. Notwithstanding the foregoing, if the Fourth Amendment Additional Premises Commencement Date occurs before the Fourth Amendment Additional Premises has been Substantially Completed, (A) Tenant shall not be obligated to indemnify Landlord for any occurrence within the Fourth Amendment Additional Premises prior to the date that the Fourth Amendment Additional Premises has been Substantially Completed and Landlord has delivered to Tenant possession thereto (other than as resulting from the negligence or willful misconduct of Tenant); and (B) Landlord shall be obligated to maintain the Fourth Amendment Additional Premises (including making all necessary and appropriate repairs and replacements) until the Fourth Amendment Additional Premises has been Substantially Completed and Landlord has delivered to Tenant possession thereto.

4. Fixed Rent. Notwithstanding anything in this Fourth Amendment to the contrary, Tenant shall pay Fixed Rent as follows:

For the Existing Premises (39,206 rentable square feet including suites 200, 220, E120 and E300):

Time Period
From To	Rent/sf		Rent/mo	Rent/yr

6/17/2012 – 6/16/2013	$28.25	*	$92,297.46	$1,107,569.50
6/17/2013 – 6/16/2014	$29.00	*	$94,747.83	$1,136,974.00
6/17/2014 – 6/16/2015	$29.75	*	$97,198.20	$1,166,378.50
6/17/2015 – 6/16/2016	$30.50	*	$99,648.58	$1,195,783.00
6/17/2016 – 6/16/2017	$31.25	*	$102,098.96	$1,225,187.50
6/17/2017 – 6/16/2018	$32.00	*	$104,549.33	$1,254,592.00
6/17/2018 – 6/18/2019	$32.75	*	$106,999.71	$1,283,996.50
6/17/2019 – 6/16/2020	$33.50	*	$109,450.08	$1,313,401.00
6/17/2020 – 10/31/2021	$34.25	*	$111,900.46	$1,342,805.50

*	Additional Rent and Electric pursuant to the Lease

For the Fourth Amendment Additional Premises (4,214 rentable square feet):

Time Period
From	To	Rent/sf		Rent/mo	Rent/yr
8/1/2013	12/1/2013	$0.00	*	$—	$—
12/1/2013	9/30/2014	$34.50	*	$12,115.25	$145,383.00
10/1/2014	9/30/2015	$35.25	*	$12,378.63	$148,543.50
10/1/2015	9/30/2016	$36.00	*	$12,642.00	$151,704.00
10/1/2016	9/30/2017	$36.75	*	$12,905.38	$154,864.50
10/1/2017	9/30/2018	$37.50	*	$13,168.75	$158,025.00
10/1/2018	9/30/2019	$38.25	*	$13,432.13	$161,185.50
10/1/2019	9/30/2020	$39.00	*	$13,695.50	$164,346.00
10/1/2020	9/30/2021	$39.75	*	$13,958.88	$167,506.50
10/1/2021	10/31/2021	$40.50	*	$14,222.25	$170,667.00

*	plus Additional Rent and Electric pursuant to the Lease, however with respect to the Fourth Amendment Additional Premises, only, the Base Year shall be 2013 and Tenant shall have cap on Snow Removal costs in the amount of $0.15 per rentable square foot.

5. Landlord’s Work.

(a) Subject to the Tenant Allowance as defined in subsection (b) below, Landlord, in a good and workmanlike manner and using Building standard materials and finishes, shall construct and do such work in the Premises (collectively, “Landlord’s Work”) in substantial conformity with the plans and outline specifications of the plan, TF1 prepared by D2 Solutions dated 5/29/13, attached hereto as Exhibit “B”. If any material revision or supplement to Landlord’s Work is deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval, which approval shall not be unreasonably withheld or delayed. To the extent that Landlord’s Work is delayed in being Substantially Completed (as hereinafter defined) as a result of: (i) Tenant’s failure to furnish plans and specifications or provide any other reasonably requested information or approvals related to the furtherance of Landlord’s Work within five (5) business days following Landlord’s written request to Tenant for the same; (ii) Tenant’s request for materials, finishes or installations other than Building standard materials and finishes or as otherwise originally agreed to by Landlord and Tenant; (iii) Tenant’s changes in said plans, including but not limited to any Change Order (as hereinafter defined) which changes have an associated charge; (iv) the performance or completion of any work, labor or services by Tenant or any party employed or engaged by or on behalf of Tenant; or (v) Tenant’s failure to approve or provide comments to final plans, working drawings or reflective ceiling plans within five (5) business days following Landlord’s written request to Tenant for the same (each, a “Tenant’s Delay”); then the commencement of the Term of the Lease and the payment of Fixed Rent hereunder shall be accelerated by the number of days of such Tenant Delay. If any change, revision or supplement to the scope of the Landlord’s Work is requested by Tenant following the date that Landlord and Tenant agreed on the final plans therefor (“Change Order”) then all such increased costs associated with such Change Order shall be paid by Tenant upfront and the occurrence of the Change Order shall not change the Fourth Amendment Additional Premises Commencement Date and shall not alter Tenant’s obligations under the Lease. Notwithstanding anything to the contrary stated in this Section 5, the Fourth Amendment Additional Premises Term shall commence on the date the Premises would have been delivered to Tenant but for Tenant’s Delay or the Change Order. After receipt of notification from Landlord, Landlord and Tenant shall schedule a pre-occupancy inspection of the Premises at which time a punch list of outstanding items, if any, shall be generated. Neither Landlord nor Tenant shall unreasonably withhold agreement on punch list items. Within a reasonable time (not to exceed thirty (30) days thereafter, Landlord shall complete the punch list items to Tenant’s reasonable satisfaction. Except for Landlord’s obligation to complete the Landlord’s Work, Tenant shall lease the Premises in “AS IS” condition, without representation or warranty.

(b) Landlord shall be responsible for payment of a maximum cost of $43.40 per rentable square foot of the Fourth Amendment Additional Premises) for all costs and expenses of and related to the Landlord’s Work (“Tenant Allowance”). All costs in excess thereof incurred by Landlord for Landlord’s Work shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receipt of an invoice therefor. If the cost of Landlord’s Work is less than the Tenant Allowance, the unused portion of the Tenant Allowance may be used by Tenant to reimburse Tenant for actual costs incurred to occupy the Premises and for alterations to be made to the Existing Premises.

(c) All of Landlord’s Work shall be constructed in a good and workmanlike manner, in compliance with all applicable laws, ordinances and regulations.

6. Renewal Option. Tenant shall have the same Renewal Option as set forth in the Second Amendment, to renew the Term for one (1) term of five (5) years beyond the end of the Term.

7. Expansion. Tenant’s Expansion Right in Section 7 of the Second Amendment is deleted and replaced with the following:

(a) Provided Tenant is neither in default at the time of exercise nor has Tenant ever incurred an Event of Default (irrespective of the fact that Tenant cured such Event of Default) of any monetary obligations under the Lease and subject to the existing rights of other tenants within the Building, upon Tenant’s written request; and, further provided, that Tenant first-above named (or its successors by merger, acquisition of Tenant’s assets, or consolidation) shall remain in occupancy of not less than one hundred percent (100%) of the Premises, Landlord shall notify Tenant with regard to that certain 3,909 rentable square foot space in the Building commonly known as Suite E110 (“Expansion Space”) as shown on Exhibit “D”, attached hereto and incorporated herein, that is or Landlord expects to become vacant and available for lease.

(b) In such notice Landlord shall propose to Tenant the basic economic terms upon which Landlord would be prepared to entertain the negotiation of an amendment to the Lease with which the parties would add the Expansion Space to the description of the “Premises,” in either case for a term which would be coterminous with the Lease and which economic terms shall include the estimated date that the Expansion Space shall be available for delivery and the Fixed Rent (which shall be the Fair Market Rent for such space), whereupon Tenant shall have thirty (30) days next following Landlord’s delivery of such notice within which to accept such terms, time being of the essence. Should Tenant accept such terms as are specified by Landlord, the parties shall negotiate the terms of an amendment to the Lease, to memorialize their agreement. In the absence of any further agreement by the parties, such additional space shall be delivered “AS -IS”, in a good neat, orderly and broom-clean condition, with all personal property and other tenants and occupants removed from such Expansion Space, and Rent for such additional space shall commence on that date which is the earlier of: (i) Tenant’s occupancy thereof, or (ii) five (5) days after Landlord delivers such additional space to Tenant free of other tenants and occupants. If Tenant shall not accept Landlord’s terms within such thirty (30) day period, or if the parties shall not have executed and delivered a mutually satisfactory lease amendment within thirty (30) days next following Landlord’s original notice under this Section, then Tenant’s rights to lease such space shall lapse and terminate, and Landlord may, at its discretion, lease such space on such terms and conditions as Landlord shall determine. Tenant’s rights hereunder shall not include the right to lease less than all of the space identified in Landlord’s notice.

(c) Nothing contained in this Section is intended nor may anything herein be relied upon by Tenant as a representation by Landlord as to the availability of the Expansion Space within the Building at any time. Tenant’s rights hereunder shall continue throughout the Term (or any extension of the Term) until the final three (3) years of the Term.

8. Parking. In addition to the ten (10) reserved/exclusive parking spaces provided to Tenant in the Second Amendment, Tenant shall be entitled to five (5) reserved/exclusive parking spaces for a total of fifteen (15) parking spaces.

9. Notice Addresses: All notices under the Lease to be sent to Tenant shall be sent to Tenant at the following address:

with a copy to:

QlikTech Inc.	McCausland, Keen & Buckman
150 N. Radnor-Chester Road	259 N. Radnor-Chester Road
Suite E220	Radnor Court, Suite 160
Wayne, PA 19087	Radnor, PA 19087
Attn: General Counsel	Attn: Blake T. Fritz, Esquire
Phone No.: 610-975-5987	Phone No.: 610-341-1016
E-Mail: Deborah.Lofton@qlikview.com	E-Mail: bfritz@mkbattorneys.com

10. Binding Effect. Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms. Tenant specifically acknowledges and agrees that Article 18 of the Lease concerning Confession of Judgment is and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment on the date first above written.

LANDLORD:
RADNOR PROPERTIES-SDC, L.P.
	By:	Radnor GP-SDC, L.L.C., its general partner
WITNESS:

/s/ KAE HELMS	By:	/s/ DANIEL PALAZZO
	Name:	DANIEL PALAZZO
	Title:	VICE PRESIDENT-ASSET MANAGER

TENANT:
QLIKTECH INC.
ATTEST:

/s/ DEBORAH A. WELCH	By:	/s/ DEBORAH C. LOFTON
	Name:	Deborah C. Lofton
	Title:	Vice President, General Counsel and Secretary

Exhibit A

Depiction of the Fourth Amendment Additional Premises

Exhibit B

Plans and Outline Specifications

Exhibit D

Expansion Space